EXHIBIT F

                     [On Letterhead of Steven R. Sullivan, Esq.]


                                                  January 26, 1999


          Securities and Exchange Commission
          Judiciary Plaza
          450 Fifth Street, N.W.
          Washington, D.C. 20549


                    Re:  Ameren Corporation
                         Application-Declaration on Form U-1
                         SEC File Number 70-9383
                         -----------------------------------

          Ladies and Gentlemen:

                    I have acted as counsel for Ameren Corporation, a Missouri corporation ("Ameren"), in connection with its Form U-1 Application/Declaration (File No. 70-9383), as amended (the "Declaration"), filed with the Securities and Exchange Commission (the "Commission") with respect to the proposed transactions described therein (the "Transactions"). In the Declaration authority is requested for Ameren to implement a shareholder rights plan (the "Plan") as described in the Declaration and embodied in a Rights Agreement (the "Rights Agreement") incorporated by reference thereto as Exhibit A-3 (the "Rights Agreement"). An Order was issued by the Commission with respect to the Transactions on December 29, 1998.

               Pursuant to the Plan, on October 9, 1998 the Board of Directors of Ameren declared a dividend (the "Dividend") distribution of one preferred share purchase right ("Right") for each outstanding share of common stock, par value $.01 per share ("Common Stock"), of Ameren. A certificate of designation (the "Certificate of Designation") setting forth the voting power, designation, preferences, rights and qualifications of the Preferred Stock was filed in Missouri on December 14, 1998. On January 8, 1999, Ameren issued the Dividend to holders of record of Common Stock on such date.

                    In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Ameren and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

                    Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that:

                    1. No state commission has jurisdiction over the Transactions;

                    2. Ameren is a corporation validly organized and duly existing under the laws of the State of Missouri;

                    3. The Rights issued to holders of record on January 8, 1999, have been and Rights thereafter issued in accordance with the Rights Agreement will be validly issued and the holders of the Rights will be entitled to the rights and privileges appertaining thereto set forth in the Rights Agreement;

                    4. The shares of preferred stock, $.01 par value per share, when issued pursuant to the Plan will be validly issued, fully paid and nonassessable, and the holders of such shares will be entitled to the rights and privileges appertaining thereto set forth in the certificate of incorporation of Ameren, as amended by the Certificate of Designation;

                    5. The shares of Common Stock when issued pursuant to the Plan will be validly issued, fully paid and nonassessable, and the holders of such shares will be entitled to the rights and privileges appertaining thereto set forth in the certificate of incorporation of Ameren;

                    6. All state laws applicable to the Transactions have been complied with; however, I express no opinion as to need to comply with state blue sky laws;

                    7. The consummation of the Transactions does not violate the legal rights of the holders of any securities issued by Ameren or any associate company thereof; and

                    8. The Transactions have been carried out in accordance with the Declaration.

                    I hereby consent to the use of this opinion in connection with the Declaration.


                                                  Very truly yours,

                                                  /s/ Steven R. Sullivan

                                                  Steven R. Sullivan